Interleaf, Inc.

                 Exhibit 11 - COMPUTATION OF EARNINGS PER SHARE

                                                    Three months ended    Six Months ended
                                                        September 30        September 30
                                                       1997      1996      1997      1996
                                                       ----      ----      ----      ----
In thousands, except for per share amounts               (unaudited)        (unaudited)
Primary
Weighted average shares outstanding of Common Stock   17,757    17,457    17,691    17,229
Dilutive Senior Series B and Senior Series C
  Convertible Preferred Stock                          5,178        --     5,178        --
Dilutive stock options                                 1,818        --       982        --
Dilutive stock purchase warrants                          --        --        --        --
Dilutive stock purchase plan rights                       62        --        44        --
                                                     -------  --------   -------  --------
Total                                                 24,815    17,457    23,895    17,229
                                                      ======    ======    ======    ======

Net income (loss)                                    $   449  $(10,327)  $   835  $(14,127)
                                                     =======  ========   =======  ========
Net income (loss) per share                          $  0.02  $  (0.59)  $  0.03  $  (0.82)
                                                     =======  ========   =======  ========

Fully Diluted
Weighted average shares outstanding of Common Stock   17,757    17,457    17,691    17,229
Dilutive Senior Series B and Senior Series C
  Convertible Preferred Stock                          5,178        --     5,178        --
Dilutive stock options                                 1,971        --     1,968        --
Dilutive stock purchase warrants                          --        --        --        --
Dilutive stock purchase plan rights                       65        --        59        --
                                                     -------  --------   -------  --------
Total                                                 24,971    17,457    24,896    17,229
                                                     =======  ========   =======  ========

Net income (loss)                                    $   449  $(10,327)  $   835  $(14,127)
                                                     =======  ========   =======  ========
Net income (loss) per share                          $  0.02  $  (0.59)  $  0.03  $  (0.82)
                                                     =======  ========   =======  ========

The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. the dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.